Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES NAMES ANNA SCHAEFER VICE PRESIDENT — FINANCE AND CHIEF ACCOUNTING OFFICER

EAGAN, Minn. — (November 4, 2005) — Northwest Airlines today announced that Anna Schaefer has been named vice president — finance and chief accounting officer, effective Dec. 1.

She replaces James Mathews, who will depart from Northwest on Nov. 30 to become controller of ADC Telecommunications.

“Anna’s 14 years at Northwest Airlines and her deep experience in finance and accounting will be critical as we restructure our costs so that the airline can remain a strong global competitor in the years ahead,” said David Davis, senior vice president — finance and controller.

Schaefer, who will report to Davis, will be responsible for overseeing all accounting related functions at Northwest including revenue accounting, corporate accounting and reporting, cargo accounting, payroll and payables.

Commenting on Jim Mathews, Davis said, “We appreciate Jim’s five years of dedicated service to Northwest in finance and accounting and we wish him well in his new position.”

Schaefer has held a variety of leadership positions in accounting, information services and marketing at Northwest including her most recent position as managing director, accounting. In addition to working with Northwest Airlines, Schaefer has also held positions at Sabre Travel Information Network, National Car Rental System, Inc. and Equico Lessors, Inc.

Schaefer holds a bachelor’s degree in accounting and business administration/finance from Mankato State University. She is a certified public accountant.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.